Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Entegris, Inc.:

We consent to the use of our reports dated February 5, 2021, with respect to the consolidated financial statements of Entegris, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company has changed its method of accounting for leases in 2019 due to the adoption of FASB Accounting Standards Codification (Topic 842) Leases.

Our audit report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired Sinmat and Global Measurement Technologies, Inc. during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Sinmat’s and Global Measurement Technologies, Inc.’s internal control over financial reporting associated with total assets of $163 million and total revenues of $15 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sinmat and Global Measurement Technologies, Inc.

/s/ KPMG LLP
Minneapolis, Minnesota

January 26, 2022